Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Appoints UK Operating Leader

Acquires 5 New UK Mercedes-Benz Dealerships

HOUSTON, February 28, 2018 — Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced that effective March 1, 2018, Group 1 Automotive will appoint Darren Guiver as managing director of its UK operations.

Mr. Guiver has worked for Group 1 in the UK since February 2016 following the sale of his dealer group, Spire Automotive, to the Company.  In his new role, Mr. Guiver will report directly to Earl Hesterberg, Group 1’s president and chief executive officer.

“Darren is a highly experienced retail operator with a proven track record of success.  My top management team and I have complete confidence that Darren is the right person for this role.  He and I have been working together almost daily for the past two years so we expect this transition to be seamless,” commented Mr. Hesterberg.

The Company also announced the acquisition of five dealerships from Robinsons Motor Group, a large UK-based automotive retailer. This transaction includes five Mercedes-Benz franchises and three Smart franchises located northeast of London in Suffolk and East Anglia. This territory is contiguous with several other existing automotive dealerships currently owned and operated by Group 1 Automotive in the UK. Specifically, the acquired operations are located in the cities of Bury St. Edmunds, Cambridge, King’s Lynn, Norwich, and Peterborough.

This acquisition is expected to generate approximately $260 million in annualized revenues. The addition of these stores increases the Company’s UK operations to 47 dealerships, which includes 12 existing brands (Audi, BMW, Ford, Jaguar, Kia, Land Rover, MINI, SEAT, Skoda, Toyota, Vauxhall, and Volkswagen Commercial Vehicles).

“We are pleased to further expand our global relationship with Mercedes-Benz through the addition of these five dealerships to our growing UK platform,” said Mr. Hesterberg.

ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 180 automotive dealerships, 238 franchises, and 48 collision centers in the United States, the United Kingdom and Brazil that offer 32 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
Senior V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com